Exhibit 99.1

Gary Thompson – Media	Jacqueline Beato – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6131

Caesars Entertainment to Sell Harrah’s St. Louis for $610 Million

LAS VEGAS, May 7, 2012 – Caesars Entertainment Corporation (NASDAQ: CZR) today announced it has signed a definitive agreement to sell Harrah’s St. Louis to Penn National Gaming, Inc. for $610 million in cash. The transaction is expected to close in the second half of 2012, subject to regulatory approvals.

“Harrah’s St. Louis is a quality property with a talented team. We are grateful to our colleagues in St. Louis for their commitment to providing excellent service to our customers. The sale of this property exemplifies our strategy to maximize returns from our mix of assets through investments in new markets as well as occasional divestitures,” said Gary Loveman, chairman, president and chief executive officer of Caesars Entertainment. “We are committed to expanding our distribution network into growth markets that have the potential for high returns.”

The property will continue to operate as Harrah’s St. Louis until the transaction is closed.

Deutsche Bank Securities, Inc. served as financial advisor to Caesars Entertainment on this transaction.

About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 74 years ago, Caesars has grown through development of new resorts, expansions, and acquisitions, and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars and the closing of the sale of Harrah’s St. Louis. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company’s significant indebtedness;

•	regulatory approvals, including gaming and antitrust, required to complete the sale of Harrah’s St. Louis;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the effects of environmental and structural building conditions relating to the Company’s properties;

•	the ability to timely and cost-effectively transition to the buyer companies or casinos that the Company sells;

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changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies; including related to the sale of Harrah’s St. Louis;

•	the ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters;

•	access to insurance on reasonable terms for the Company’s assets;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the potential difficulties in employee retention and recruitment as a result of the Company’s substantial indebtedness, the pending sale of Harrah’s St. Louis or any other factor; and

•	the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release.

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